Exhibit 10.48
ADDENDUM TO ERIK PRUSCH OFFER LETTER DATED AUGUST 24, 2009
This Addendum memorializes the agreement between you and Clearwire regarding relocation benefits which are in addition to those outlined in your August 24, 2009 offer letter (“Offer Letter”).
Specifically, you and Clearwire agree as follows:
1.	In lieu of reimbursement of expenses related to the sale of your home located at 409 Brandon Way, Austin, Texas, (“Texas Home”), Clearwire’s designated relocation agent shall purchase the Texas Home on behalf of Clearwire. The purchase price to be paid for the Texas Home (“Purchase Price”) was determined in accordance with the following process:
a.	Initial valuation of the property established by two appraisal companies selected by Clearwire’s relocation agent.

b.	If the appraisals are:
i.	within 5% of each other, the Purchase Price is the arithmetic mean of the two appraisal valuations.

ii.	not within 5% of each other, an additional valuation is established by a third appraisal company selected by Clearwire’s relocation agent, and the Purchase Price is the median of the three appraisal valuations.
2.	In the event you terminate employment prior to September 10, 2011, you shall reimburse Clearwire for the (a) temporary housing assistance; (b) expenses related to a purchase of a home in the greater Seattle area; (c) household packing and moving expenses; (d) miscellaneous settling in costs, all as are more fully described in the “Relocation Benefits” section of the Offer Letter, up to a maximum reimbursement amount of $100,000.00. You shall make such reimbursement payment within thirty (30) days after the date upon which your employment with Clearwire terminates.

In the event your employment is involuntarily terminated by Clearwire without Cause or due to a Change in Control of Clearwire prior to September 10, 2011, you will not be subject to the repayment provisions of this Section 2. The terms “Cause” and “Change in Control” shall have the correlative meanings set forth in the Clearwire 2010 Executive Continuity Plan.

3.	Except as modified pursuant to this Addendum, the Offer Letter remains in full force and effect.
CLEARWIRE CORPORATION

/s/ William Morrow	/s/ Erik Prusch

William Morrow	Erik Prusch
Chief Executive Officer	Chief Financial Officer

December 28, 2010	December 27, 2010

Date	Date